Exhibit 99.1

CEO Letter to Shareholders

Dear Shareholders:

We Have Reached an Important Milestone

It is with a feeling of accomplishment and gratitude that I am able to report to our shareholders that, after many months of hard work and the dedication of numerous individuals inside and outside the company, CCTI has reached an important milestone. In signing a binding agreement to negotiate final terms of a partnership and license agreement with a major corporation, CCTI is moving forward into the next phase of our technology build out.

The strategic partner is Jindal Steel & Power, an Indian multinational. The purpose of the partnership is to provide an immediate solution for Jindal’s high moisture, Indonesian Coal, and to jointly develop the market for our Pristine-M™ technology in key Asian markets. Our partnership with Jindal brings with it capital to build a 1/10-scale pilot plant in Oklahoma, working capital to improve our balance sheet; and a very high profile partner to help develop a business in one of the world’s large coal producing regions.

Since its inception, CCTI has been in the position of many companies in the world that own unproven technologies and are anxious to prove them out. The statistic on the success rate in the venture capital market is not encouraging. However, over the past nine months, our technology, most particularly Pristine-M™, has been subjected to thorough due diligence by highly qualified scientists and engineers from the United States and abroad. In this process, SAIC has been extremely supportive in the presentation of the industrial designs around the patents. Today, the idea that CCTI owns a best of breed process has been strongly endorsed and has culminated in the willingness of a major company to invest the risk capital needed to advance the technology.

We are fortunate not only because we are moving forward to build a pilot plant, but also because the preliminary terms negotiated with Jindal successfully align our interests.

The 2012 Outlook is Very Bright

CCTI’s technology has three basic applications. With the successful commissioning of the 1/10-scale pilot plant, which we expect to occur by about mid-year, the viability of our processes should be demonstrated. From there, we can explore many other distinct markets where our technology should be able to capture a meaningful share.

Our original patents were focused on cleaner coal, and on coal-to-liquids (CTL) applications. As we look around the world today, we appreciate that the market for each of these is substantial. Countries like China, as one example, have very little liquid fossil fuel but abundant low-grade coal. They are in positions not unlike Germany’s during WWII when CTL processes were first developed. Through the work that CCTI did in China between 2007 and 2010, we determined that CCTI’s Pristine™ process may be an ideal front-end component, bringing important synergies that improve the commercial viability and attractiveness of CTL. It is worth noting CTL-based fuels are devoid of many of the contaminants found in either raw coal or crude oil and, thus, are desirable from an environmental standpoint.

Cleaner coal is not an option; it is a requirement that, throughout the world, is being felt more intensely day by day. We believe one upshot of locating our pilot plant on the site of a U.S. coal-fired power utility in Oklahoma will be that it should serve as a critical first step for winning acceptance of our clean coal technology in the United States and, in time, the rest of the world.

Our Pristine-M™ process addresses the need for a coal that is dry and can safely travel long distances across the ocean without re-absorbing moisture. Pristine-M™ has attracted the interest of some of Asia’s leading companies to CCTI. Asia is an ideal market for Pristine-M™ until U.S. producers complete the infrastructure to enable large-scale export of clean PRB coal to Asia and the rest of the world.

We have a challenging and exciting year ahead. We believe that the market opportunity for CCTI is measured in the hundreds of millions of tons of coal that could benefit from each of our upgraded technologies. Completion of the partnership with Jindal and developing an aggressive business plan with them will be our core focus in coming months. At the same time, beyond what we hope to accomplish with Jindal, we will continue to put together our commercial platform by pursuing strategic partnerships covering our three products and the many areas of the world where coal continues to play a role in the energy economy.

We are very fortunate for the human capital at our disposal. We have a small, but skilled team inside the company, including our advisors, and a solid formal relationship with SAIC.

With your continued support, I believe that CCTI will succeed in its mission to build a leading company in the clean coal space.

Best Regards,

Robin T. Eves

Chief Executive Officer

Matters discussed in this Letter contain forward-looking statements. Investors are cautioned that such forward-looking statements involve risk and uncertainties, which could significantly impact the actual results, performance or achievements of the Company. Such risks and uncertainties include, but are not limited to, the time frame for production of revenue, product development and commercial introduction, the impact of rapid price and technological change and competition, manufacturing and supply uncertainties and other risks.